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                                                                      EXHIBIT 1

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                                                     PRIVILEGED AND CONFIDENTIAL


                             AGREEMENT AND PLAN OF MERGER



                                        Among



                           INTERMEDIA COMMUNICATIONS INC.,



                             MOONLIGHT ACQUISITION CORP.



                                         and



                          SHARED TECHNOLOGIES FAIRCHILD INC.



                               Dated November 20, 1997

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                                  TABLE OF CONTENTS
                                                                            PAGE

I.  THE OFFER...............................................................1
       I.1.   The Offer.....................................................1
       I.2.   Company Action................................................2
       I.3.   Voting of Shares Acquired by Purchaser........................4
II. THE MERGER..............................................................4
       II.1.  Merger; Surviving Corporation.................................4
       II.2.  Certificate of Incorporation..................................4
       II.3.  Bylaws........................................................5
       II.4.  Directors and Officers........................................5
       II.5.  Effective Time................................................5
       II.6.  Conversion of Shares..........................................5
       II.7.  Purchaser Common Stock........................................7
       II.8.  Surrender of Shares...........................................7
       II.9.  Company Stock Options and Warrants............................9
       II.10. Good Faith Deposit............................................9
       II.11. Termination of the Pledge Agreement...........................9
III.   REPRESENTATIONS AND WARRANTIES OF
         COMPANY............................................................9
       III.1. Organization and Qualification................................9
       III.2. Capital Stock of Subsidiaries................................10
       III.3. Capitalization...............................................10
       III.4. Authority Relative to this Agreement.........................11
       III.5. No Violations, Etc...........................................12
       III.6. Commission Filings; Financial Statements.....................13
       III.7. Absence of Changes or Events.................................13
       III.8. Proxy Statement..............................................14
       III.9. Litigation...................................................14
       III.10.Title to and Condition of Properties.........................14
       III.11.Contracts and Commitments....................................15
       III.12.Labor Matters................................................15
       III.13.Compliance with Law..........................................15
       III.14.Board Recommendation.........................................16
       III.15.Patents and Trademarks.......................................16
       III.16.Taxes........................................................16
       III.17.Employee Benefit Plans; Erisa................................17
       III.18.Environmental Matters........................................21
       III.19.Disclosure...................................................22
       III.20.Absence of Undisclosed Liabilities...........................22
       III.21.Finders or Brokers...........................................22
       III.22.State Antitakeover Statutes..................................22
       III.23.Opinion of Financial Advisor.................................23
       III.24.Insurance....................................................23
       III.25.Employment and Labor Contracts...............................23
       III.26.Pending Transactions.........................................23
       III.27.Indemnification Agreements...................................23
       III.28.Indemnified Liabilities......................................24
       III.29.Commercial Arrangements with Tel-save Holdings, Inc..........24

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                                                                            PAGE

IV.    REPRESENTATIONS AND WARRANTIES OF PARENT AND
         PURCHASER.........................................................24
       IV.1.  Organization and Qualification...............................24
       IV.2.  Authority Relative to this Agreement.........................25
       IV.3.  No Violations, Etc.  ........................................25
       IV.4.  Proxy Statement..............................................26
       IV.5.  Finders or Brokers...........................................26
       IV.6.  Offer Documents..............................................27
V.     COVENANTS...........................................................27
       V.1.   Conduct of Business of Company Pending the Merger............27
       V.2.   Preparation of the Proxy Statement; Stockholders Meetings....30
       V.3.   Additional Agreements; Cooperation...........................31
       V.4.   Publicity....................................................32
       V.5.   No Solicitation..............................................32
       V.6.   Access to Information........................................34
       V.7.   Notification of Certain Matters..............................34
       V.8.   Resignation of Directors.....................................35
       V.9.   Indemnification..............................................35
       V.10.  Fees and Expenses............................................36
       V.11.  Stockholder Litigation.......................................36
VI.    CONDITIONS..........................................................36
       VI.1.  Conditions to the Merger.....................................36
       VI.2.  Conditions to Obligations of Parent..........................37
       VI.3.  Conditions to Obligations of Company.........................37
VII.   TERMINATION, AMENDMENT AND
         WAIVER............................................................38
       VII.1. Termination..................................................38
       ViI.2. Effect of Termination........................................39
       VII.3. Termination Payment.  .......................................39
       VII.4  Proceeds of the Good Faith Deposit...........................40
       VII.5  Amendment....................................................40
       VII.6  Waiver.......................................................41
VIII.  GENERAL
         PROVISIONS........................................................41
       VIII.1.Definitions..................................................41
       VIII.2.Non-survival of Representations, Warranties and Agreements...44
       VIII.3.Notices......................................................44
       VIII.4.Severability.................................................45
       VIII.5.Miscellaneous................................................46
       VIII.6.Specific Performance.........................................46
       VIII.7.Waiver of Jury Trial.........................................46


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                             AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") being made and entered into as of this 20th day of November, 1997 by and among INTERMEDIA COMMUNICATIONS INC., a Delaware corporation ("PARENT"), MOONLIGHT ACQUISITION CORP., a Delaware corporation which is wholly owned by Parent ("PURCHASER"), and SHARED TECHNOLOGIES FAIRCHILD INC., a Delaware corporation ("COMPANY").

                    WHEREAS, the Boards of Directors of Parent, Purchaser and Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire Company upon the terms and subject to the conditions set forth herein; and

                    WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "OFFER") to acquire 4,000,000 of the issued and outstanding shares of Common Stock, par value $.004 per share, of Company ("COMPANY COMMON STOCK") (shares of Company Common Stock being hereinafter collectively referred to as "SHARES") for $15.00 per Share (such amount being hereinafter referred to as the "PER SHARE OFFER AMOUNT") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer; and

                    WHEREAS, the Board of Directors of Company (the "BOARD") has unanimously approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

                    WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and Company have each approved the merger (the "MERGER") of Purchaser with and into Company in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth herein.

                    NOW, THEREFORE, the parties hereto agree as follows:

                                     I. THE OFFER

                    I.1. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events set forth in Annex A hereto shall have occurred or be existing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The Offer shall, unless extended as provided below, expire 20 business days after the commencement of the Offer. The

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obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the satisfaction of the conditions set forth in Annex A hereto. The number of Shares that Purchaser will accept in the Offer shall be 4,000,000 Shares. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, to increase the maximum number of Shares to be purchased in the Offer and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that, without the consent of Company, no change may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto or modifies such conditions, or which changes the form of consideration payable in the Offer. The Per Share Offer Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn. The Offer may not be extended for more than 20 days beyond its original scheduled expiration date unless any of the conditions to the Offer shall not have been satisfied, in which case the Offer shall remain open until such time as all of the conditions to the Offer have been satisfied; PROVIDED, HOWEVER, in no event will Purchaser be required to extend the Offer beyond February 28, 1998.

                    (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). Company and its counsel shall be given an opportunity to review the Offer Documents prior to their filing with the SEC. Parent, Purchaser and Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

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                    I.2. COMPANY ACTION.  (a)  Company hereby approves of and
consents to the Offer and represents that (i) the Board, at a meeting duly called and held on November 20, 1997, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) recommended that the stockholders of Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby, and (ii) Credit Suisse First Boston Corporation ("FIRST BOSTON") has rendered to the Board its opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view, subject to the assumptions and qualifications contained in such opinion, and which shall be confirmed promptly in writing. Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. Assuming that neither Parent nor Purchaser are Interested Stockholders (as such term is defined in Section 203 of the GCL) immediately prior to the Board taking the action described in this Section 1.2, the approval set forth in clause (a)(i) shall, among other things, satisfy the restrictions on business combinations contained in Section 203 of the GCL with respect to the transactions contemplated hereby. Company has been advised by each of its directors and executive officers that they intend to vote all Shares beneficially owned by them in favor of the approval and adoption by the stockholders of Company of this Agreement and the transactions contemplated hereby.

                    (b) As soon as reasonably practicable on or after the date of commencement of the Offer, Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing the recommendation of the Board described in Section 1.2(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and any other applicable federal securities laws. Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and Company further agrees to take all steps reasonably necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

                    (c) Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together

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with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 7.1, shall deliver to Company all copies of such information then in their or their agents' possession.

                    I.3. VOTING OF SHARES ACQUIRED BY PURCHASER. During the period beginning on the date on which the Offer is consummated and ending on the later of (a) the date on which this Agreement is terminated, and (b) the date on which Purchaser receives any regulatory approvals necessary to consummate the Merger (as more fully described in Section 6.2(c)), Purchaser hereby agrees to exercise its voting rights in respect of any Shares it owns for the election of directors to the Board in the same proportion as the voting rights of any Shares not owned by Purchaser have been exercised.

                                    II. THE MERGER

                    II.1. MERGER; SURVIVING CORPORATION. In accordance with the provisions of this Agreement and the GCL, at the Effective Time (as such term is defined in Section 2.5; other capitalized terms used herein without definition are defined in Section 8.1), Purchaser shall be merged with and into Company, and Company shall be the surviving corporation (hereinafter sometimes called the "SURVIVING CORPORATION") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time the separate corporate existence of Purchaser shall cease.
All properties, franchises and rights belonging to Company and Purchaser, by virtue of the Merger and without further act or deed, shall be deemed to be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Purchaser and Company.

                    II.2. CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of Company shall be the Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended

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in its entirety so that it will read as Purchaser's Certificate of
Incorporation, except that the name of the Surviving Corporation shall be "SHARED TECHNOLOGIES FAIRCHILD INC.". As so amended, the Certificate of Incorporation of Company as in effect immediately prior to the Effective Time shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until further altered or amended as provided therein or by law.

                    II.3. BYLAWS. The Bylaws of Purchaser in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed as provided therein and in the Certificate of Incorporation of the Surviving Corporation.

                    II.4. DIRECTORS AND OFFICERS. The Directors of Purchaser prior to the Effective Time shall be the directors of the Surviving Corporation. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation. Each of such directors and officers shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                    II.5. EFFECTIVE TIME. The Merger shall become effective at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 251 or 253, as the case may be, of the GCL (the "CERTIFICATE OF MERGER"), or at a later time specified as the effective time in the Certificate of Merger, which Certificate of Merger shall be so filed as soon as practicable after the meeting of stockholders contemplated in Section 5.2 and the satisfaction or, if permissible, waiver of the conditions set forth in Article VI. The date and time when the Merger shall become effective are referred to herein as the "EFFECTIVE TIME." Contemporaneously with such filing, a closing shall be held at the offices of Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, or such other place as shall be agreed to by the parties, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

                    II.6. CONVERSION OF SHARES. (a) Each issued and outstanding share of Company Common Stock immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled as set forth in Section 2.6(b) and 2.6(c)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, exchanged for and represent the right to receive an amount equal to $15.00 per Share (the "PER SHARE AMOUNT") in cash (the "SHARES CONSIDERATION"), payable, without interest, to the holder of such Share, upon surrender, in the manner described below, of the certificate that formerly evidenced such Share.

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                    (b)  Each Share and Preferred Share (as defined below)
issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by Parent or any Subsidiary of Parent shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist, without any conversion thereof.

                    (c) Each Share and Preferred Share (as defined below) held in Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and retired and cease to exist, without any conversion thereof.

                    (d) Each issued and outstanding share of Series D Preferred Stock, par value $.01 per share (the "SERIES D STOCK"), Series I 6% Cumulative Convertible Preferred Stock, par value $.01 per share (the "CONVERTIBLE PREFERRED STOCK"), and Series J Special Preferred Stock, par value $.01 per share (the "SPECIAL PREFERRED STOCK"), of Company (all such shares of Preferred Stock being hereafter collectively referred to as the "PREFERRED SHARES") immediately prior to the Effective Time (other than the Preferred Shares to be cancelled as set forth in Section 2.6(b) and 2.6(c)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, exchanged for and represent the right to receive an amount equal to $15.00 per share of the Series D Stock, $251.21 per share of the Convertible Preferred Stock and $109.44 per share of the Special Preferred Stock (all such amounts collectively, the "PREFERRED PER SHARE AMOUNT") in cash (the "PREFERRED SHARES CONSIDERATION"; the Shares Consideration and the Preferred Shares Consideration collectively, the "MERGER CONSIDERATION"), payable, without interest, to the holder of such Preferred Share, upon surrender in the manner described above of the certificate that formerly evidenced such Preferred Share.

                    (e) Notwithstanding anything in this Section 2.6 to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by any stockholder of Company who has not voted such shares in favor of the Merger and who shall have properly exercised its rights of appraisal for such shares in the manner provided by the GCL (the "DISSENTING SHARES") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Company shall give Parent prompt

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notice of any Dissenting Shares (and shall also give Parent prompt notice of any withdrawals of such demands for appraisal rights) and Parent shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights. Stockholders of Company who shall have perfected their right of appraisal and not withdrawn or otherwise lost such right of appraisal, shall be entitled to receive payment of the appraised value of the shares of Company Common Stock held by them in accordance with the provisions of
Section 262 of the GCL.

                    II.7. PURCHASER COMMON STOCK. Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Purchaser or the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Purchaser common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation common stock into which such shares of Purchaser common stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing 100 shares of Surviving Corporation common stock in exchange for the certificate or certificates that formerly represented shares of Purchaser common stock, which shall be surrendered by Parent and cancelled.

                    II.8. SURRENDER OF SHARES. (a) Prior to the Effective Time, Parent shall make available, by transferring to the Exchange Agent for the benefit of the stockholders of Company, such amount of cash as shall be payable in exchange for outstanding Shares or Preferred Shares pursuant to Section 2.6 hereof. Such funds shall be invested by the Exchange Agent as directed by Parent, PROVIDED that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $50 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

                    (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (other than to holders of Shares or Preferred Shares to be cancelled

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as set forth in Section 2.6(b) or 2.6(c) or Dissenting Shares) of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares or Preferred Shares (the "CERTIFICATES") (I) a form letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (II) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration.

                    (c) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other agreements as the Exchange Agent shall reasonably request, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the Shares or Preferred Shares formerly represented thereby. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate.

                    (d) Any amounts of cash delivered or made available to the Exchange Agent pursuant to this Section 2.8 and not exchanged for Certificates within six months after the Effective Time pursuant to this
Section 2.8 shall be returned by the Exchange Agent to Parent, which thereafter shall act as Exchange Agent subject to the rights of holders of unsurrendered Certificates under this Article II. Thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of Shares or Preferred Shares for any Merger Consideration delivered in respect of such Share or Preferred Share to a public official pursuant to any abandoned property, escheat or other similar law.

                    (e) If any payment of the Merger Consideration is to be made to a person other than that in which the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish

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to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                    (f) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares or Preferred Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger
Consideration as provided in this Article II.

                    II.9. COMPANY STOCK OPTIONS AND WARRANTS. Prior to the Effective Time, Company shall take all actions necessary (and Parent and Purchaser consent to the taking of such actions) so that all options and warrants outstanding immediately prior to the Effective Time under any option plan or warrant including, without limitation, the 1994 Director's Option Plan (with respect to which the term of office of each director shall be deemed to have been terminated on May 1, 1998), the 1996 Equity Incentive Plan and Shared Technologies, Inc.'s 1987 Stock Option Plan (all such warrants and options collectively, the "COMPANY STOCK OPTION PLANS") shall be cancelled and terminated at the Effective Time and that each holder of such options and warrants shall receive in the Merger a cash payment equal to the difference between (A) the Per Share Amount times the number of Shares subject to such outstanding options or warrants (to the extent then exercisable at prices not in excess of the Per Share Amount) and (B) the aggregate exercise price of all such outstanding options and warrants. From and after the date hereof, no additional options or warrants shall be granted under the Company Stock Option Plans.

                    II.10. GOOD FAITH DEPOSIT. Concurrently with the execution and delivery of this Agreement, Purchaser shall pay to Company $26,250,000 (the "GOOD FAITH DEPOSIT"). The proceeds of the Good Faith Deposit shall be disbursed in accordance with Section 7.4.

                    II.11. TERMINATION OF THE PLEDGE AGREEMENT. If the Merger is consummated, then Parent and Purchaser shall terminate the Pledge Agreement, and the Pledge Agent shall return to RHI any collateral which has been pledged pursuant to the Pledge Agreement.

                    III. REPRESENTATIONS AND WARRANTIES OF COMPANY

                    Company hereby makes the following representations and warranties to Parent and Purchaser, which representations and warranties (except for those contained in Sections 3.2, 3.3, 3.4, 3.10, 3.14, 3.21, 3.22, 3.23 and 3.29) shall be deemed to have been made on July 16, 1997:

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                    III.1.    ORGANIZATION AND QUALIFICATION.  Each of
Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations, condition (financial or otherwise) or prospects of Company and its subsidiaries taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT"). Section 3.1 of the Disclosure Statement sets forth, with respect to Company and each of its subsidiaries, the jurisdictions in which they are qualified or otherwise licensed as a foreign corporation to do business. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or Bylaws. Company has delivered to Parent accurate and complete copies of the Certificate of Incorporation (or other applicable charter document) and Bylaws, as currently in effect, of each of Company and its subsidiaries.

                    III.2. CAPITAL STOCK OF SUBSIDIARIES. The only direct or indirect subsidiaries of Company are those listed in Section 3.2 of the Disclosure Statement previously delivered by Company to Parent (the
"DISCLOSURE STATEMENT").  Company is directly or indirectly the record
(except for directors' qualifying shares) and beneficial owner (including all qualifying shares owned by directors of such subsidiaries as reflected in
Section 3.2 of the Disclosure Statement) of all the outstanding shares of capital stock of each of its subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 3.2 of the Disclosure Statement, all of such shares so owned by Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as disclosed in Section 3.2 of the Disclosure Statement, Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity.

                    III.3. CAPITALIZATION. The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock, and 25,000,000 shares of preferred stock, $.01 par value per share, of which 1,000,000 shares have been designated Series D Stock, 250,000 shares have been designated Convertible Preferred Stock, and 200,000 shares have been designated Special Preferred Stock. As of the close of business on November 20, 1997, 17,187,605 shares of Company Common Stock were issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of November 20, 1997, (x) 2,051,364 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options and 4,244,740 shares of Company Common Stock were reserved for issuance upon exercise of outstanding convertible preferred securities and (y) 1,873,550 shares of Company Common Stock were reserved for issuance upon exercise of the warrants, all of which warrants, options and Company Stock Option Plans are listed and described in
Section 3.3 of the Disclosure Statement. Other than the Company Stock Option Plans and the warrants, Company has no other plan which provides for the grant of options or warrants to purchase shares of capital stock, stock appreciation or similar rights or stock awards. Except as set forth above, there are not now, and at the Effective Time, except for shares of Company Common Stock issued after the date hereof upon the conversion of convertible securities and the exercise of warrants and options outstanding on the date hereof or pursuant to Company's 401(k) Plan, there will not be, any shares of capital stock of Company issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating Company to issue, transfer or sell any of its securities. Company has paid all dividends payable through November 28, 1997 in respect of each of the Series D Preferred Stock and the Convertible Preferred Stock.

                    III.4. AUTHORITY RELATIVE TO THIS AGREEMENT. Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval of Company's stockholders pursuant to Section 251(c) of the GCL). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

                    III.5. NO VIOLATIONS, ETC. (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 3.5(b) hereof, except as listed in Section 3.5 of the Disclosure Statement, neither the execution and delivery of this Agreement by Company nor the consummation of the Merger or other transactions contemplated hereby or thereby nor compliance by Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or bylaws, (y) except as set forth in Section 3.5 of the Disclosure Statement, any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i), (z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, securities interests, charges or encumbrances which would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair Company's ability to consummate the Merger or other transactions contemplated hereby.

                    (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by

Company in connection with the execution and delivery of this Agreement or the consummation by Company of the Merger or other transactions contemplated hereby or thereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the approval of Company's stockholders pursuant to the GCL, (iv) filings with applicable state public utility commissions identified in Section 2.5 of the Disclosure Statement,
(v) filings with the SEC and (vi) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair Company's ability to consummate the Merger or other transactions contemplated hereby or thereby.

                    (c) Company and its subsidiaries are not in violation of or default under, except as set forth in Section 3.5 of the Disclosure Statement, (x) any note, bond, mortgage, indenture or deed of trust, or (y) and license, lease, agreement or other instrument or obligation to which Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (x) and (y) above, for such violations or defaults which would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair Company's ability to consummate the Merger or other transactions contemplated hereby. It is understood that Company has certain covenants in its bank facilities which Company from time to time may violate and that such violations shall not be deemed a breach so long as Company promptly seeks, and in a reasonable period time obtains, waivers of such violations from the lenders under such facilities (unless such lenders have accelerated the indebtedness under such facilities).

                    III.6. COMMISSION FILINGS; FINANCIAL STATEMENTS. Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 (as supplemented and amended since the time of filing collectively, the "SEC REPORTS") with the SEC, each of which complied when filed in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") and the Exchange Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of Company and its subsidiaries included or incorporated by reference in such SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Company and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). None of the SEC Reports contained at the time filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    III.7. ABSENCE OF CHANGES OR EVENTS. Except as set forth in Section 3.7 of the Disclosure Statement and in Company's Form 10-K for the fiscal year ended December 31, 1996, as filed with the SEC, since December 31, 1996, Company and its subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Company or any of its subsidiaries which has had, or is reasonably likely to have, a Company Material Adverse Effect and Company and its subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

                    III.8. PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the proxy statement, in definitive form, relating to Company Stockholder Meeting (as hereinafter defined), or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "PROXY STATEMENT") will, at the dates mailed to stockholders and at the time of Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for information relating solely to Parent and Purchaser) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                    III.9. LITIGATION. Except as set forth in Section 3.9 of the Disclosure Statement, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of Company or any of its subsidiaries, threatened against or relating to Company or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Company, any subsidiary of Company or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair Company's ability to consummate the Merger.

                    III.10. TITLE TO AND CONDITION OF PROPERTIES. Except as set forth in Section 3.10 of the Disclosure Statement, Company and its subsidiaries have good title to all of the real property and own outright all of the personal property (except for leased property or assets) which is reflected on Company's and its subsidiaries' December 31, 1996 audited consolidated balance sheet contained in Company's Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice.

                    III.11. CONTRACTS AND COMMITMENTS. Other than as disclosed in Section 3.11 of the Disclosure Statement, no existing material contract or material commitment of Company or any of its subsidiaries, or as to which any thereof is a party or their respective assets are bound, contains an agreement with respect to any change of control that would be triggered by the Merger. Other than as set forth in Section 3.11 of the Disclosure Statement, neither this Agreement, the Merger nor the other transactions contemplated hereby will result in any outstanding loans or borrowings by Company or any subsidiary of Company becoming due, going into default or giving the lenders or other holders of debt instruments the right to require Company or any of its subsidiaries to repay all or a portion of such loans or borrowings; provided that it is expressly understood and agreed that Company is not making any representations or warranties with respect to the effect of the financial condition or results of operation of Parent and Purchaser.

                    III.12. LABOR MATTERS. Each of Company and its subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Company nor any of its subsidiaries is engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of Company, any labor strike or stoppage threatened) against or affecting Company or any of its subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Company or any of its subsidiaries who are not currently organized.

                    III.13. COMPLIANCE WITH LAW. Except for matters set forth in Section 3.13 of the Disclosure Statement, neither Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect; the conduct of the business of Company and its subsidiaries is in conformity with all foreign, federal, state and local energy, public utility and health requirements, and all other foreign, federal, state and local governmental and regulatory requirements, except where non-conformities would not, individually or in the aggregate, have a Company Material Adverse Effect. Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

                    III.14. BOARD RECOMMENDATION. The Board of Directors of Company has, by a majority vote at a meeting of such Board duly held on November 20, 1997, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, determined that the Merger is fair to the stockholders of Company and recommended that the stockholders of Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

                    III.15. PATENTS AND TRADEMARKS. Company and its subsidiaries own or have the right to use all patents, patent applications, trademarks, trademark applications, trade names, inventions, processes, know-how and trade secrets necessary to the conduct of their respective businesses, except for those which the failure to own or have the right to use would not, individually or in the aggregate, have a Company Material Adverse Effect.

                    III.16. TAXES. "TAX" or "TAXES" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest penalties and additions imposed with respect to such amounts.
Except as set forth in Section 3.16 of the Disclosure Statement: (i) Company and its subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other material Tax returns and reports required to be filed for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Company and/or its subsidiaries;
(ii) all material Taxes of Company and its subsidiaries in respect of the pre-Merger period have been paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings and/or are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies resulting from Tax examinations of federal, state and foreign income, sales and franchise and all other material Tax returns filed by Company and its subsidiaries have either been paid or are being contested in good faith by appropriate proceedings; (iv) to the best knowledge of Company, no deficiency has been asserted or assessed against Company or any of its subsidiaries, and no examination of Company or any of its subsidiaries is pending or threatened for any material amount of Tax by any taxing authority;
(v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Tax return has been requested, which Tax return has not since been filed; (vi) no material Tax liens have been filed with respect to any Taxes;
(vii) Company and each of its subsidiaries will not make any voluntary adjustment by reason of a change in their accounting methods for any pre-Merger period that would affect the taxable income or deductions of Company or any of its subsidiaries for any period ending after the Effective Date; (viii) Company and its subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees; and (ix) Company and its subsidiaries are not parties to any tax sharing or tax matters agreement other than the tax sharing agreement dated March 13, 1996 by and among TFC, RHI and Company.

                    III.17. EMPLOYEE BENEFIT PLANS; ERISA. Except as set forth in Section 3.17 of the Disclosure Statement:

                    (a) There are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by Company or any of its subsidiaries, or with respect to which Company or any of its subsidiaries contributes or is obligated to make payments thereunder or otherwise may have any liability ("PENSION BENEFITS PLANS").

                    (b) Company has furnished Purchaser with a true and complete schedule of all "welfare benefit plans" (as defined in Section 3(1) of ERISA), maintained or contributed to by Company or any of its subsidiaries or with respect to which Company or any of its subsidiaries otherwise may have any liability ("WELFARE PLANS"), all multiemployer plans as defined in
Section 3(37) of ERISA covering employees employed in the United States to which Company or any of its subsidiaries is required to make contributions or otherwise may have any liability, all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation or other employee benefit plans, programs or arrangements that are not Pension Benefit Plans or Welfare Plans maintained or contributed to by Company or a subsidiary or with respect to which Company or any subsidiary otherwise may have any liability ("OTHER PLANS").

                    (c) Company and each of its subsidiaries, and each of the Pension Benefit Plans, Welfare Plans and Other Plans (collectively, the "PLANS"), are in compliance with the applicable provisions of ERISA, the Code and other applicable laws except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

                    (d) All contributions to, and payments from, the Plans which are required to have been made in accordance with the Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Company Material Adverse Effect. All contributions required to have been made in accordance with Section 302 of ERISA or Section 412 of the Code to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by Company or any ERISA Affiliate have been timely made except where the failure to make such contributions on a timely basis would not individually or in the aggregate have a Company Material Adverse Effect. For purposes of this Agreement, "ERISA AFFILIATE" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code of which Company or a subsidiary of Company is a member.

                    (e)  The Pension Benefit Plans intended to qualify under
Section 401 of the Code are so qualified and have been determined by the Internal Revenue Service ("IRS") to be so qualified and nothing has occurred with respect to the operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Such plans have been or will be, on a timely basis, (i) amended to comply with changes to the Code made by the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and other applicable legislative, regulatory or administrative requirements; and (ii) submitted to the Internal Revenue Service for a determination of their tax qualification, as so amended; and no such amendment will adversely affect the qualification of such plans.

                    (f) Each Welfare Plan that is intended to qualify for exclusion of benefits thereunder from the income of participants or for any other tax-favored treatment under any provisions of the Code (including, without limitation, Sections 79, 105, 106, 125 or 129 of the Code) is and has been maintained in compliance in all material respects with all pertinent provisions of the Code and Treasury Regulations thereunder.

                    (g) Except as disclosed in Company's Form 10-K for the fiscal year ended December 31, 1996, there are (i) no investigations, audits or examinations pending, or to the best knowledge of Company, threatened by any governmental entity involving any of the Plans, (ii) no termination proceedings involving the Plans and (iii) no pending or, to the best of Company's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any Plan, against the assets of any of the trusts under any Plan or against any fiduciary of any Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Plan or against the assets of any trust under such plan, which would, in the case of clause (i), (ii) or (iii) of this paragraph (g), give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect, nor, to the best of Company's knowledge, are there any facts which would give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect in the event of any such investigation, audit, examination, claim, suit or proceeding.

                    (h) None of Company, any of its subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which presents a material risk of resulting in a tax or penalty on Company or any of its subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

                    (i) Neither the Pension Benefit Plans subject to Title IV of ERISA nor any trust created thereunder has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof which would, individually or in the aggregate, have a Company Material Adverse Effect nor has there been any event with respect to any Pension Benefit Plan requiring disclosure under Section 4063(a) of ERISA or any event with respect to any Pension Benefit Plan requiring disclosure under Section 4041(c)(3)(C) of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

                    (j) Neither Company nor any ERISA Affiliate of Company has incurred any currently outstanding liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under Section 4042(b) or (c) of ERISA other than for the payment of premiums, all of which have been paid when due. No Pension Benefit Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code. The information supplied to the actuary by Company or any of its subsidiaries for use in preparing the most recent actuarial report for Pension Benefit Plans is complete and accurate in all material respects.

                    (k) Neither Company, any of its subsidiaries nor any of their ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"), covering employees employed in the United States.

                    (l) With respect to each of the Plans, true, correct and complete copies of the following documents have been made available to Parent
(i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500 (if any) filed with respect to each such Plan, (iv) the three most recent financial statements and actuarial reports, if applicable (v) the most recent IRS determination letter, if applicable, (vi) if any application for an IRS determination letter is pending, copies of all such applications for determination including attachments, exhibits and schedules thereto, (vii) all material agreements (including settlement agreements or other similar agreements relating to any Plan); and (viii) all material correspondence between Company and any of its subsidiaries and the IRS, PBGC, Department of Labor or any other governmental entity relating to any of the Plans.

                    (m) Neither Company, any of its subsidiaries, any organization to which Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transaction described in Section 4069(a) of ERISA, the liability for which would, individually or in the aggregate, have a Company Material Adverse Effect.

                    (n) Except as disclosed in Section 2.17 of the Disclosure Statement, none of the Welfare Plans maintained by Company or any of its subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except where the full expense of such coverage or benefits is paid by the participant or the participant's beneficiary. Company and each of its subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

                    (o) No liability under any Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Company or any of its subsidiaries has received notice that such insurance company is in rehabilitation.

                    (p) The consummation of the transactions contemplated by this Agreement will not either alone or in connection with an employee's termination of employment or other event result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of Company or any of its subsidiaries.

                    III.18.   ENVIRONMENTAL MATTERS.  Except as set forth in
Section 3.18 of the Disclosure Statement and except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect:

                    (a) Company and its subsidiaries have obtained all Environmental Permits and all licenses and other authorizations and have made all registrations and given all notifications that are required under any applicable Environmental Law.

                    (b) Except as set forth in Section 3.18 of the Disclosure Statement, there is no Environmental Claim pending against Company and its subsidiaries under an Environmental Law.

                    (c) Except as set forth in Section 3.18 of the Disclosure Statement, Company and its subsidiaries are in compliance with all terms and conditions of their Environmental Permits, and are in compliance with all applicable Environmental Laws.

                    (d) Except as set forth in Section 3.18 of the Disclosure Statement, Company and its subsidiaries did not generate, treat, store, transport, discharge, dispose of or release any Hazardous Materials on or from any property now or previously owned, leased or used by Company and its subsidiaries.

                    (e)  For purposes of Section 3.18(a):

      (i) "Environment" shall mean any surface water, ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location;

      (ii) "Environmental Claim" means any written notice or written claim by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, or harm injuries or damages to any person, property or natural resources, and any fines or penalties) arising out of, based upon, resulting from or relating to (1) the emission, discharge, disposal or other release or threatened release in or into the Environment of any Hazardous Materials or
(2) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

      (iii) "Environmental Laws" means any federal, state, and local laws, codes, and regulations as now or previously in effect relating to pollution, the protection of human health, the protection of the Environment or the emission, discharge, disposal or other release or threatened release of Hazardous Materials in or into the Environment;

      (iv) "Environmental Permit" shall mean a permit, identification number, license or other written authorization required under any applicable Environmental Law; and

      (v) "Hazardous Materials" shall mean all pollutants, contaminants, or chemical, hazardous or toxic materials, substances, constituents or wastes, including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls and petroleum, oil, or petroleum or oil derivatives or constituents, including, without limitation, crude oil or any fraction thereof.

     III.19. DISCLOSURE. All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by Company, in this Article III by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a Company Material Adverse Effect.

     III.20.   ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth in
Section 3.20 of the Disclosure Statement, neither Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personality or realty or unusual or extraordinary commitments, except the liabilities recorded on Company's consolidated balance sheet at December 31, 1996 included in the financial statements referred in Section 3.6 and the notes thereto, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1996 that would not individually or in the aggregate have a Company Material Adverse Effect.

          III.21. FINDERS OR BROKERS. Except as set forth in Section 3.21 of the Disclosure Statement, none of Company, the subsidiaries of Company, the Board of Directors of Company or any member of the Board of Directors of Company has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger, and Section 3.21 of the Disclosure Statement sets forth the maximum consideration (present and future) agreed to be paid to each such party.

          III.22. STATE ANTITAKEOVER STATUTES. Company has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 203 of the GCL and any other applicable state antitakeover statute or regulation such that none of the provisions of such Section 203 or any other "business combination," "moratorium," "control share" or other state antitakeover statute or regulation (x) prohibits or restricts Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement or any provision hereof, or (z) would subject Parent to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

          III.23. OPINION OF FINANCIAL ADVISOR. Company has received the opinion of First Boston dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock.


          III.24. INSURANCE. Section 3.24 of the Disclosure Statement lists all insurance policies in force on the date hereof covering the businesses, properties and assets of Company and its subsidiaries, and all such policies are currently in effect.

          III.25. EMPLOYMENT AND LABOR CONTRACTS. Neither Company nor any of its subsidiaries is a party to any employment contract or other similar contract or any other contract for the provision of management or consulting services to Company or any of its subsidiaries with any past or present officer, director, employee or, to the best of Company's knowledge, any entity affiliated with any past or present officer, director or employee other than the agreements executed by employees generally, the forms of which have been delivered to Parent.

          III.26. PENDING TRANSACTIONS. Section 3.26 of the Disclosure Statement lists the status of the Pending Transactions.

          III.27. INDEMNIFICATION AGREEMENTS. Each of the RHI Indemnification Agreement, the FHC Indemnification Agreement and the Pledge Agreement is a valid and binding agreement of Company and, to the knowledge of Company, each of such agreements is enforceable against RHI Holdings, Inc. ("RHI") and The Fairchild Corporation ("TFC"), Fairchild Holding Corp. ("FHC"), and RHI, respectively, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles. Each of the RHI Indemnification Agreement, the FHC Indemnification Agreement and the Pledge Agreement shall inure to the benefit of the Surviving Corporation and shall be enforceable by the Surviving Corporation except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles. As of the date hereof, Company has no knowledge of any liabilities or claims for which Company is indemnified under the RHI Indemnification Agreement and FHI Indemnification Agreement (other than (i) the contingent liabilities related to a dispute with the United States Government under government contract accounts rules concerning potential liability arising out of the use of and accounting for approximately $50.0 million in excess pension funds relating to certain government contracts in the discontinued aerospace business of Fairchild Industries, Inc. ("FII"), the nonsurviving constituent corporation in their merger of March 13, 1996, with Shared Technologies, Inc.; (ii) all non-telecommunications environmental liabilities of FII; and
(iii) approximately $50.0 million (at June 30, 1995 of costs associated with post-retirement healthcare benefits of FII) as such items are described in Company's Annual Report on Form 10-K for the year ended December 31, 1996) that would (were the indemnification under the RHI Indemnification Agreement and FHI Indemnification Agreement not available), individually or in the aggregate, have a Company Material Adverse Effect.

          III.28. INDEMNIFIED LIABILITIES. Notwithstanding all of the representations and warranties contained in this Article III (except for Section 3.27), it is hereby agreed that Company need not disclose as exceptions to any of the foregoing representations and warranties any losses, liabilities and damages or actions or claims for which Company is indemnified under each of the FHI Indemnification Agreement and the RHI Indemnification Agreement.

          III.29. COMMERCIAL ARRANGEMENTS WITH TEL-SAVE HOLDINGS, INC. Except as disclosed in Schedule A attached hereto, neither Company nor any of its subsidiaries or affiliates has entered into, or is a party to, any commercial contracts, agreements, leases, plans, instruments, registrations, licenses, permits, commitments, arrangements or undertakings with Tel-Save Holdings, Inc. or any of its subsidiaries or affiliates, whether written or oral.

IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Each of Parent and Purchaser jointly and severally represents and warrants to Company as follows:

          IV.1. ORGANIZATION AND QUALIFICATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on Parent's or Purchaser's ability to consummate the Offer, the Merger or the other transactions contemplated hereby (a "PARENT MATERIAL ADVERSE EFFECT"). Neither Parent nor Purchaser is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or Bylaws.

          IV.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Offer, the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Offer, the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Purchaser and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or to consummate the Offer, the Merger or other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery hereof by Company, constitutes a valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

          IV.3. NO VIOLATIONS, ETC. (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 4.3(b) hereof, neither the execution and delivery of this Agreement by Parent and Purchaser nor the consummation of the Offer, the Merger or other transactions contemplated hereby nor compliance by Parent and Purchaser with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent and Purchaser under, any of the terms, conditions or provisions of (x) their respective charters or bylaws or (y) any note, bond, mortgage, indenture or deed of trust, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any of their respective properties or assets, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity is required by Parent or Purchaser in connection with the execution and delivery of this Agreement or the consummation by Parent and Purchaser of the Offer, the Merger or other transactions contemplated hereby, except (i) in connection with the applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(iii) filings with the SEC and state securities administrators, (iv) filings with the Federal Communications Commission or any applicable state public utility commissions or applicable state or local regulatory agency or authority, and (v) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (c) As of the date hereof (x) Parent and Purchaser are not in violation of or default under any note, bond, mortgage, indenture or deed of trust, or (y) any license, lease, agreement or other instrument or obligation to which Parent is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (x) and (y) above, for such violations or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          IV.4. PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Parent and Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the dates mailed to stockholders and at the time of Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          IV.5. FINDERS OR BROKERS. None of Parent, Purchaser, the Board of Directors of Parent or Purchaser or any member of the Board of Directors of Parent or Purchaser has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Offer or the Merger other than Bear, Stearns & Co., Inc., whose fees shall be paid by Parent.

          IV.6. OFFER DOCUMENTS. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                                    V.  COVENANTS

          V.1. CONDUCT OF BUSINESS OF COMPANY PENDING THE MERGER. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, each of Company and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Company will not, nor will it permit any of its subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

          (a)  amend its certificate of incorporation or bylaws;

          (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except (i) pursuant to and in accordance with the terms of currently outstanding convertible securities, warrants and options, and
(ii) shares granted to employees as matching contributions pursuant to Company's 401(k) Plan in an aggregate amount not to exceed 40,000 shares;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend (other than a dividend of stock of Shared Technologies Cellular, Inc. owned by Company) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

          (d) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for
(a) its wholly owned subsidiaries, and (b) STF Canada, Inc. in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person except for STF Canada, Inc. in an aggregate amount not to exceed $1,000,000;

          (e) (i) increase in any manner the compensation of (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with any director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers except for honorarium payments to outside directors of Company in an amount not to exceed $300,000 in the aggregate; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

          (f) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services involving payments or receipts by Company or its subsidiaries not in excess of $50,000, other than (i) customer agreements, (ii) leases for rental space in an amount not to exceed $250,000 for any lease or (iii) developer agreements in an amount not to exceed $250,000 for any agreement; provided, however, that Company will not enter into agreements with any local exchange carriers, competitive local exchange carriers or incumbent local exchange companies which require a financial commitment by Company or any of its subsidiaries or which limit the ability of Company or any of its subsidiaries to conduct their respective business;

          (g) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

          (h) authorize or commit to make capital expenditures in excess of $200,000 for any one order in Company's service business (other than purchases by Company's systems business in the ordinary course of business consistent with past practice);

          (i) make any change in the accounting methods or accounting practices followed by Company;

          (j) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $50,000 without the consent of the Parent; provided, however, that Company may settle the matter set forth in item 2 of Section 3.9 of the Disclosure Statement as previously discussed with Parent;

          make any election under the Code which would have a Company Material Adverse Effect;

          (l) amend, change or alter in any respect any of the RHI Indemnification Agreement, the FHC Indemnification Agreement or the Pledge Agreement (except as specifically contemplated by this Agreement); or

          (m)  agree to do any of the foregoing.

          Promptly following execution and delivery of this Agreement, Parent shall appoint a senior executive (the "CONSULTANT") to act as a management consultant and advisor to the Company relative to the conduct of its business in the ordinary course, including the activities described in clauses (d)-(j) of this Section 5.1. The Consultant shall liaise directly with the chief executive officer and chief operating officer of the Company and shall be informed of, and participate as a consultant in, all management decisions made by such officers. In the event that the Company determines to implement management decisions contrary to the advice of the Consultant, and the Consultant determines in his good faith judgment, that such management decisions either alone or taken together with other management decisions implemented against the advice of the Consultant, could lead to a Company Material Adverse Effect, the Consultant shall promptly notify the Executive Committee of the Board of Directors of the Company in writing of his determination and his contrary recommendation (the "CONSULTANT NOTICE"). In the event the Executive Committee of the Board of Directors does not cause management of the Company to act in accordance with the recommendations of the Consultant set forth in the Consultant Notice by directing management so to act in writing within five days of receipt of the Consultant Notice, Parent and Purchaser may, by delivery of written notice to the Company within 30 days following the expiration of such five day period, terminate this Agreement in accordance with the provisions of Section 7.1(i) hereof. The written consent or recommendation of the Consultant with respect to any matter shall be deemed to be the consent of Parent thereto.

          V.2. PREPARATION OF THE PROXY STATEMENT; STOCKHOLDERS MEETINGS.

          (a) As soon as practicable following the date hereof, Company shall prepare and file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and Company shall cooperate with each other in the preparation of the Proxy Statement, and Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between Company or any representative of Company and the SEC. Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, and prior to the filing of the Proxy Statement, any amendments or supplements to the Proxy Statement or any other correspondence to the SEC (collectively, the "PROXY FILINGS"), the Proxy Filings shall be reasonably satisfactory to Parent. Each of Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

          (b) Company shall, as soon as practicable after the date hereof, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING"), as promptly as practicable after the date hereof, for the purpose of obtaining the approval (the "COMPANY STOCKHOLDER APPROVAL") of a majority of the stockholders of Company of this Agreement and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, and shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement; provided, however, that such recommendation is subject to any action required by the fiduciary duties of the Board of Directors.


          V.3. ADDITIONAL AGREEMENTS; COOPERATION.  (a)      Subject to the
terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts that are specified on Schedule 5.3 to the Disclosure Statement, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, (vi) provide all necessary information for the Proxy Statement and (vii) to fulfill all conditions to this Agreement.

          (b) Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act or any other applicable Federal or state statute. At any time upon the written request of Parent, Company shall advise Parent of the number of shares of Company Common Stock or any series of Preferred Stock outstanding on such date.

          V.4. PUBLICITY. Company, Parent and Purchaser agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by law.

          V.5. NO SOLICITATION. (a) Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit any Company Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to Company Stockholders Meeting, the Board of Directors of Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Company's stockholders under applicable law the Company may, in response to a Company Takeover Proposal that was not solicited, and subject to compliance with Section 5.5(c), (x) furnish information with respect to Company to any person pursuant to a customary confidentiality agreement (as determined by Company after consultation with its outside counsel) and (y) participate in negotiations regarding such Company Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.5(a) by Company. For purposes of this Agreement, "COMPANY TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of Company or its subsidiaries or 20% or more of any class of equity securities of Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by this Agreement.

          (b) Except as set forth in this Section 5.5, neither the Board of Directors of Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve to recommend, any Company Takeover Proposal or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "COMPANY ACQUISITION AGREEMENT") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Company Stockholders Meeting the Board of Directors of Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Company's stockholders under applicable law, the Board of Directors of Company may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Merger and this Agreement or (y) approve or recommend a Company Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Company to enter into any Company Acquisition Agreement with respect to any Company Superior Proposal) but in each of the cases set forth in this clause (y), no action shall be taken by Company pursuant to clause (y) until a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of Company has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal, to the extent such identification of the person making such proposal does not breach the fiduciary duties of the Board of Directors as advised by outside legal counsel. For purposes of this Agreement, a "COMPANY SUPERIOR PROPOSAL" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock and Company Preferred Stock then outstanding or all or substantially all the assets of Company and otherwise on terms that the Board of Directors of Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Company's stockholders than the Merger.

          (c)  In addition to the obligations of Company set forth in paragraphs
(a) and (b) of this Section 5.5, Company shall immediately advise Parent orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal, and to the extent such disclosure is not a breach of the fiduciary duties of the Board of Directors as advised by outside legal counsel, the identity of the person making such request or Company Takeover Proposal.

          (d) Nothing contained in this Section 5.5 shall prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to Company's stockholders if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to Company's stockholders under applicable law; provided, however, neither Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.5(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a company Takeover Proposal.

          V.6. ACCESS TO INFORMATION. From the date of this Agreement until the Effective Time, Company shall provide Parent and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit Parent to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and with respect to its business and properties as Parent may from time to time reasonably request.

          V.7. NOTIFICATION OF CERTAIN MATTERS. Company or Parent, as the case may be, shall promptly notify the other of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in
Section 3.2, 3.3, 3.4, 3.10, 3.14, 3.21, 3.22, 3.23 or 3.29 to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by its under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

          V.8. RESIGNATION OF DIRECTORS. At or prior to the Effective Time, Company shall take all commercially reasonable efforts to deliver to Parent the resignations of such directors of Company and its subsidiaries as Parent shall specify, effective at the Effective Time.

          V.9. INDEMNIFICATION. (a) As of the date of this Agreement and for a period of six years following the Effective Time of the Merger, Parent and the Surviving Corporation will indemnify and hold harmless any persons who were directors or officers of Company or a subsidiary of Company prior to the Effective Time of the Merger (the "INDEMNIFIED PERSONS") to the fullest extent such person could have been indemnified under the GCL or under the certificate of incorporation or bylaws of Company or the certificate of incorporation or bylaws of any subsidiary of Company in effect immediately prior to the Effective Time of the Merger, with respect to any act or failure to act by any such Indemnified Person prior to the Effective Time of the Merger.

          (b) Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the GCL or other applicable corporate law shall be made by independent counsel selected by the Indemnified Persons and reasonably acceptable to Parent and the Surviving Corporation. Parent or the Surviving Corporation shall pay such counsel's fees and expenses (it being agreed that neither the Indemnified Persons, Parent nor the Surviving Corporation shall challenge any such determination by such independent counsel).

          (c) The provisions of this Section 5.9 are for the benefit of the Indemnified Persons, any of whom shall have all rights at law and in equity to enforce the rights hereunder.

          (d) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and Parent or the Surviving Corporation or such successor or assign is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this Section 5.9.

          (e) Parent shall cause the Surviving Corporation to maintain in effect for not less than five years from the Effective Time the current policies of directors' and officers' liability insurance maintained by Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective Time, provided that, in the event that any claim is asserted or made within such five year period, such insurance shall be continued in respect of any such claim until final disposition of any and all such claims, provided, further, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Company for such insurance.

          V.10. FEES AND EXPENSES. Whether or not the Merger is consummated, Company and Parent shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

          V.11. STOCKHOLDER LITIGATION. Each of Company and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of Company or Parent, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.

                                    VI. CONDITIONS

          VI.1. CONDITIONS TO THE MERGER. The obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

          (a) The Merger and this Agreement shall have been validly approved and adopted by the affirmative votes of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

          (b) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the Offer or the Merger.

          VI.2. CONDITIONS TO OBLIGATIONS OF PARENT. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) All of the representations and warranties of Company set forth herein shall be true and correct as of July 16, 1997, and the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.10, 3.14, 3.21, 3.22, 3.23
and 3.29 shall be true and correct as of the date hereof and the Closing Date, as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Company Material Adverse Effect or cause any material increase in the consideration required to be paid by Parent and Purchaser effectively to consummate the Merger.

          (b) Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) All necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation of the transactions contemplated by this Agreement shall have been obtained except for such consents and approvals the failure to obtain which individually or in the aggregate would not have material adverse effect on the Surviving Corporation or a Parent Material Adverse Effect.

          VI.3. CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) The representations and warranties of Parent and Purchaser set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date, except whether the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b) Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                       VII.  TERMINATION, AMENDMENT AND WAIVER

          VII.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Company:

          (a) by consent of the Boards of Directors of Company, Parent and Purchaser;

          (b) by Parent and Purchaser upon notice to Company if any material default under or material breach of any covenant or agreement in this Agreement by Company shall have occurred and shall not have been cured within ten days after receipt of such notice, or any representation or warranty contained herein on the part of Company shall not have been true and correct in any material respect at and as of the date made;

          (c) by Company upon notice to Parent and Purchaser if any material default under or material breach of any covenant or agreement in this Agreement by Parent or Purchaser shall have occurred and shall not have been cured within ten days after receipt of such notice, or any representation or warranty contained herein on the part of Parent or Purchaser shall not have been true and correct in any material respect at and as of the date made;

          (d) by Parent and Purchaser, on the one hand, or Company, on the other, upon notice to the other if the Merger shall not have become effective on or before September 30, 1998, unless such date is extended by the consent of the Boards of Directors of Company, Parent and Purchaser evidenced by appropriate resolutions; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (e) by any of Parent, Purchaser and Company if the approval of the stockholders of Company required for consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

          (f) by Parent or Purchaser, if Section 5.5 shall be breached by Company or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of Company, in any material respect and Company shall have failed promptly to terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from Parent or Purchaser, or Company shall breach Section
5.5 by failing to promptly notify Parent or Purchaser as required thereunder;

          (g) by Parent or Purchaser if, at any time, (i) Company shall have withdrawn or modified in any manner adverse to Parent or Purchaser its approval or recommendation of this Agreement or the Merger or failed to reconfirm its recommendation within 15 business days after a written request to do so, or recommended any Company Takeover Proposal or (ii) the Board of Directors of Company or any committee thereof shall have resolved to take any of the foregoing actions;

          (h) by the Company if it elects to terminate this Agreement in accordance with Section 5.5(b); PROVIDED that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of the payment) of the termination fee required by Section 7.3; or

          (i) by Parent or Purchaser in accordance with the provisions of the last paragraph of Section 5.1 of this Agreement; provided that it has complied with all provisions thereof, including the notice provisions therein.

          VII.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, the provisions of this Agreement (other than Sections 5.10, 7.2, 7.3 and 7.4 hereof) shall become void and have no effect, with no liability on the part of any party hereto or its stockholders or directors or officers in respect thereof, except as set forth in Sections 7.3 and 7.4, PROVIDED that nothing contained herein shall be deemed to relieve any party of any liability it may have to any other party with respect to a breach of its obligations under this Agreement.

          VII.3. TERMINATION PAYMENT. As compensation for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expenses related thereto and other losses and damages, including the foregoing of other opportunities, Company and Parent agree as follows:

          (a) Company shall pay to Parent the sum of $10.0 million plus all reasonably documented out-of-pocket expenses (including, but not limited to, the reasonable fees and expenses of counsel and its other advisers) of Parent and Purchaser incurred in connection with the transactions contemplated by this Agreement (including the preparation and negotiation of this Agreement) promptly after, but in no event later than two days following, whichever of the following first occurs:


           (i) Parent or Purchaser shall have exercised its right to terminate this Agreement pursuant to Sections 7.1(b), 7.1(f), 7.1(g) or 7.1(i) hereof.

           (ii) Company shall have exercised its right to terminate this Agreement pursuant to Section 7.1(e) or Section 7.1(h).

          (c) Company shall not be obligated to make any payment pursuant to this Section 7.3, if at the time such payment becomes due Parent or Purchaser is in material breach of its obligations under this Agreement.

          VII.4. PROCEEDS OF THE GOOD FAITH DEPOSIT. (a) Subject to Section 7.4(c), Company shall pay out from the proceeds of the Good Faith Deposit an amount equal to $15,000,000 (the "TERMINATION FEE") to Tel-Save Holdings, Inc. ("TEL-SAVE") to satisfy termination fees arising from Company's termination of that certain Agreement and Plan of Merger dated as of July 16, 1997 among Tel-Save, TSHCo, Inc. and Company.

          (b) Subject to Section 7.4(c), Company shall pay the Good Faith Deposit (less the Termination Fee) to Tel-Save in exchange for the termination of any options to purchase Company

Common Stock held by Tel-Save under that certain Option Agreement dated as of July 16, 1997 by and between Tel-Save and Company.

          (c) In the event that Parent or Purchaser terminates this Agreement pursuant to Section 7.1(a), 7.1(b), 7.1(f), 7.1(g) or 7.1(i) or Company terminates this Agreement other than pursuant to Section 7.1(c) or Section 7.1(d), then Company must repay to Purchaser the Good Faith Deposit (including any Termination Fee which has been paid to Tel-Save).

          VII.5. AMENDMENT. This Agreement may be amended by the parties hereto only in a writing signed on behalf of each of them, at any time before or after approval of the Agreement by the stockholders of Company, but after such approval no amendment shall be made which alters the Merger Consideration without the further approval of the stockholders of Company other than Parent; provided that no amendment or consent given or made on behalf of Company shall be effective unless approved by a majority of the members of the Board as constituted as of the date hereof (or of any successor directors duly elected by such members).

          VII.6. WAIVER. Any term or provision of this Agreement (other than the requirements for approval by the stockholders of Company) may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof.

                              VIII.  GENERAL PROVISIONS

          VIII.1. DEFINITIONS. As used in the Agreement, the following terms have the following respective meanings:

          AGREEMENT:  as defined in the recitals.

          BOARD:  as defined in the recitals.

          CERTIFICATE OF MERGER:  as defined in Section 2.5.

          CERTIFICATES:  as defined in Section 2.8(b).

          CLOSING DATE:  means the date on which the Effective Time occurs.

          COBRA:  as defined in Section 3.17(n).


          CODE:  means the Internal Revenue Code of 1986, as amended.

          COMPANY:  as defined in the first paragraph of this Agreement.

          COMPANY ACQUISITION AGREEMENT:  as defined in Section 5.5(b).

          COMPANY COMMON STOCK: means issued and outstanding shares of Common Stock, par value $.004 per share, of Company.
          Company Material Adverse Effect:  as defined in Section 3.1.

          COMPANY STOCKHOLDER APPROVAL:  as defined in Section 5.2(b).

          COMPANY STOCKHOLDER MEETING:  as defined in Section 5.2(b).

          COMPANY STOCK OPTION PLANS:  as defined in Section 2.9.

          COMPANY SUPERIOR PROPOSAL:  as defined in Section 5.5(b).

          COMPANY TAKEOVER PROPOSAL:  as defined in Section 5.5(a).

          CONSULTANT:  as defined in Section 5.1.

          CONSULTANT NOTICE:  as defined in Section 5.1.

          CONVERTIBLE PREFERRED STOCK:  as defined in Section 2.6(d).

          DISCLOSURE STATEMENT:  as defined in Section 3.2.

          DISSENTING SHARES: as defined in Section 2.6(e).

          EFFECTIVE TIME:  as defined in Section 2.5.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended.

          ERISA AFFILIATE:  as defined in Section 3.17(d).

          EXCHANGE ACT:  as defined in Section 1.2(b).

          EXCHANGE AGENT: Continental Stock Transfer & Trust Company or such other a bank or trust company to be designated by Parent prior to the Effective Time to act as exchange agent.

          FHC:  means Fairchild Holding Corp.

          FHC INDEMNIFICATION AGREEMENT: means the Indemnification Agreement between FHC and Company dated March 13, 1996.

          FII:  as defined in Section 3.27.

          FIRST BOSTON:  as defined in Section 1.2(a).


          GCL:  as defined in the recitals.

          GOOD FAITH DEPOSIT:  as defined in Section 2.10.

          HSR ACT:  as defined in Section 3.5(b).

          INDEMNIFIED PERSONS:  as defined in Section 5.9(a).


          IRS: as defined in Section 3.17(e).

          MERGER:  as defined in the recitals.

          MERGER CONSIDERATION:  as defined in Section 2.6(d).

          MULTIEMPLOYER PLAN:  as defined in Section 3.17(k).

          OFFER DOCUMENTS:  as defined in Section 1.1(b).

          OFFER TO PURCHASE:  as defined in Section 1.1(b).

          OTHER PLANS:  as defined in Section 3.17(b).

          PARENT: as defined in the first paragraph of this Agreement. Parent Material Adverse Event: as defined in Section
          4.1.

          PBGC: as defined in Section 3.17(j).

          PENDING TRANSACTIONS: means the pending transactions regarding ICS Communications, Inc. and GE Capital-Rescum, L.L.P.

          PENSION BENEFIT PLANS:  as defined in Section 3.17(a).

          PER SHARE AMOUNT: as defined in Section 2.6(a).

          PER SHARE OFFER AMOUNT:  as defined in the recitals.

          PERSON: an individual, partnership, joint venture, corporation, trust, unincorporated organization and a government or any department or agency thereof.

          PLANS:  as defined in Section 3.17(c).

          PLEDGE AGENT:  shall mean Gadsby & Hannah.

          PLEDGE AGREEMENT: means the Pledge Agreement dated as of March 13, 1996 by RHI in favor of Gadsby & Hannah as pledge agent.

          PREFERRED PER SHARE AMOUNT:  as defined in Section 2.6(d).

          PREFERRED SHARES:  as defined in Section 2.6(d).

          PROXY FILINGS:  as defined in Section 5.2(a).

          PROXY STATEMENT:  as defined in Section 3.8.

          PURCHASER:  as defined in the first paragraph of this Agreement.

          RHI:  means RHI Holdings, Inc.

          RHI INDEMNIFICATION AGREEMENT: means the Indemnification Agreement dated March 13, 1996 by and among TFC, RHI and Company.

          SCHEDULE 14D-1:  as defined in Section 1.1(b).

          SCHEDULE 14D-9:  as defined in Section 1.2(b).

          SEC: as defined in Section 1.1(b).

          SEC REPORTS:  as defined in Section 3.6.

          SECURITIES ACT:  as defined in Section 3.6.

          SERIES D STOCK:  as defined in Section 2.6(d).

          SHARES:  means collectively, all shares of Company Common Stock.

          SHARES CONSIDERATION: as defined in Section 2.6(a).

          SPECIAL PREFERRED STOCK:  as defined in Section 2.6(d).

          SUBSIDIARY: with respect to any Person, any corporation or other business entity, a majority (by number of votes) of the shares of capital stock (or other voting interests) of which at the time outstanding is owned by such Person directly or indirectly through Subsidiaries.

          SURVIVING CORPORATION:  as defined in Section 2.1.

          TEL-SAVE:  as defined in Section 7.4(a).

          TERMINATION FEE:  as defined in Section 7.4(a).

          TFC:  means The Fairchild Corporation.

          TAX or TAXES:  as defined in Section 3.16.

          WELFARE PLANS:  as defined in Section 3.17(b).

          VIII.2. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations, warranties or agreements in this Agreement or in any instrument delivered by Parent, Purchaser or Company pursuant to this Agreement shall survive the Merger.

          VIII.3. NOTICES. All notices, requests, claims, demands, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by fax or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Parent or Purchaser, a copy to:

               Intermedia Communications Inc.
               3625 Queen Palm Drive
               Tampa, Florida 33619
               Attention: Chief Financial Officer
               Telecopy: (813) 829-2470

          with a copy to:

               Kronish, Lieb, Weiner & Hellman LLP
               1114 Avenue of the Americas
               New York, NY 10036
               Attention:  Ralph J. Sutcliffe, Esq.
               Telecopy: (212) 479-6275

          if to Company, a copy to:

               Shared Technologies Fairchild Inc.
               100 Great Meadow Road, Suite 104
               Wethersfield, CT  06109
               Telecopy No.: (860) 258-2455
               Attention: Kenneth M. Dorros, Esq.

          with a copy to:

               Cahill Gordon & Reindel
               80 Pine Street

               New York, NY  10005
               Telecopy No.: (212) 269-5420
               Attention: James J. Clark, Esq..

          and

               The Fairchild Corporation
               300 West Service Road
               P.O. Box 10803
               Chantilly, VA  22021
               Telecopy No.:  (703) 478-5775
               Attention:  Donald E. Miller, Esq.

          VIII.4. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement including the Merger, be consummated as originally contemplated to the fullest extent possible.

          VIII.5. MISCELLANEOUS. This Agreement (including the exhibits, documents and instruments referred to herein or therein) (A) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; (B) is not intended to confer upon any other person other than the parties hereto any rights or remedies hereunder; (C) shall not be assigned by operation of law or otherwise, except that each of Parent and Purchaser may assign its rights and obligations hereunder without the consent of Company to one or more direct or indirect Subsidiaries of Parent (it being recognized that such an assignment shall not release or discharge the assignor from its obligations under this Agreement); and (D) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts which together shall constitute a single instrument.

          VIII.6. SPECIFIC PERFORMANCE. The parties agree that due to the unique subject matter of this transaction, monetary damages will be insufficient to compensate the non-breaching party in the event of a breach of any part of
this Agreement.   Accordingly, the parties agree that the non-breaching party shall be entitled (without prejudice to any other right or remedy to which it may be entitled) to an appropriate decree of specific performance, or an injunction restraining any violation of this Agreement or other equitable remedies to enforce this Agreement (without establishing the likelihood of irreparable injury or posting bond or other security), and the breaching party waives in any action or proceeding brought to enforce this Agreement the defense that there exists an adequate remedy at law.

          VIII.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

                     [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, Parent, Purchaser and Company have caused this Agreement to be executed by their respective duly authorized officers on the date first above written.

                                   INTERMEDIA COMMUNICATIONS INC.

                                   By:  _______________________
                                        Name:
                                        Title:

                                   MOONLIGHT ACQUISITION CORP.

                                   By:  _______________________
                                        Name:
                                        Title:

                                   SHARED TECHNOLOGIES FAIRCHILD INC.

                                   By:  _______________________
                                   Name:  _____________________
                                   Title: _____________________

                                      SCHEDULE A

          Long Distance Services Agreement, dated November 13, 1997, between Company and Tel-Save Holdings, Inc.

                                                                         ANNEX A
                               Conditions to the Offer

          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (ii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) any judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the Offer;

          (b) all necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation of the Offer and the transactions contemplated by this Agreement shall not have been obtained except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on the Surviving Corporation or a Parent Material Adverse Effect;

          (c) any of the representations and warranties of Company set forth in the Agreement shall not be true and correct as of July 16, 1997 or any of the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.10, 3.14, 3.21, 3.22, 3.23 and 3.29 of the Agreement shall not be true as of the date Parent shall first accept Shares for payment, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) has, or is likely to have, individually or in the aggregate, a Company Material Adverse Effect or cause any material increase in the consideration required to be paid by Parent and Purchaser effectively to consummate the Offer or the Merger;

          (d) Company shall not have performed any obligation required to be performed by it under this Agreement as of the date Parent shall first accept Shares for payment, where the non-performance of such obligation has, or is likely to have, individually or in the aggregate, a Company Material Adverse Effect or cause any material increase in the consideration required to be paid by Parent and Purchaser effectively to consummate the Offer;

          (e) the Merger Agreement shall have been terminated in accordance with its terms; or

          (f) Purchaser and Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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